As filed with the Securities and Exchange Commission on May 21, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMIT THERAPEUTICS PLC

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	98-1240134
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

136a Eastern Avenue Milton Park, Abingdon Oxfordshire OX14 4SB United Kingdom	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

2005 Enterprise Management Incentive Scheme

2016 Long Term Incentive Plan

Individual Non-Executive Director Restricted Stock Unit (RSU) Agreements

(Full Title of the Plans)

CT Corporation System

28 Liberty Street

New York, NY 10005

(212) 894-8440

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value £0.01 per share	7,995,394 shares(3)	$0.41 - $0.67(4)(5)	$3,388,111(4)(5)	$440

(1)

The ordinary shares may be represented by the registrant’s American Depositary Shares, or ADSs. Each ADS represents five (5) ordinary shares. ADSs issuable upon deposit of the ordinary shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-202222).

(2)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

Consists of (i) 426,756 ordinary shares issuable under the 2005 Enterprise Management Incentive Scheme, (ii) 7,145,562 ordinary shares issuable under the 2016 Long Term Incentive Plan, which represent a portion of the ordinary shares subject to outstanding options under the 2016 Long Term Incentive Plan, and (iii) an aggregate of 423,076 ordinary shares issuable pursuant to individual non-executive director restricted stock unit (RSU) agreements.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per ordinary share and aggregate offering price are calculated on the basis of (a) $0.41, the weighted average exercise price of the 7,572,318 ordinary shares registered hereby that are subject to outstanding options under the 2005 Enterprise Management Incentive Scheme and the 2016 Long Term Incentive Plan, and (b) the average of the high and low sale prices of the registrant’s ADSs on the Nasdaq Global Market on May 15, 2020, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, for the 423,076 ordinary shares subject to outstanding restricted stock units pursuant to individual non-executive director restricted stock unit (RSU) agreements.

(5)

Options outstanding under the registrant’s 2005 Enterprise Management Incentive Scheme and 2016 Long Term Incentive Plan with an exercise price denominated in pounds sterling have been translated at the rate of £1.00 = $1.2129, the noon buying rate of the Federal Reserve Bank of New York on May 15, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to foreign private issuers, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual or transition report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the registrant’s ordinary shares and American Depositary Shares contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Except to the extent designated therein, the registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The registrant’s articles of association provide that, subject to the Companies Act 2006, every person who is or was at any time a director, alternate director, secretary or other officer (excluding an auditor) of the registrant or of any holding company or subsidiary of the registrant may be indemnified out of the assets of the registrant against all costs, charges, expenses, losses, damages and liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to such group company. Generally, under the Companies Act 2006, a company may not indemnify its directors against personal liability covering: liability to the company in cases where the company sues the director (i.e., only liability to third parties can be the subject of an indemnity); liability for fines for criminal conduct or fines imposed by a regulator; or other liabilities, such as legal costs, in criminal cases where the director is convicted, or in civil cases brought by the company where the final judgment goes against the director.

The registrant has entered into a deed of indemnity with each of its directors and officers. Except as prohibited by applicable law, these deeds of indemnity may require the registrant, among other things, to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such directors and officers in any action or proceeding arising out of their service as a director or officer of the registrant, or one of its subsidiaries, or arising out of the services provided to another company or enterprise at the registrant’s request.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Articles of Association of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form F-1 (File No. 333-201807), as amended, filed with the Securities and Exchange Commission on February 20, 2015)

4.2	Form of Deposit Agreement among the registrant, The Bank of New York Mellon, as depositary, and all Owners and Holders of ADSs issued thereunder (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form F-1 (File No. 333-201807), as amended, filed with the Securities and Exchange Commission on February 20, 2015)

Number	Description

4.3	Form of American Depositary Receipt (included in Exhibit 4.2) (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form F-1 (File No. 333-201807), as amended, filed with the Securities and Exchange Commission on February 20, 2015)

5	Opinion of CMS Cameron McKenna Nabarro Olswang LLP

23.1	Consent of CMS Cameron McKenna Nabarro Olswang LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the registrant

24	Powers of attorney (included on the signature pages of this registration statement)

99.1	2005 Enterprise Management Incentive Scheme (incorporated by reference to the registrant’s Transition Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on April 30, 2020.

99.2	2016 Long Term Incentive Plan (incorporated by reference to Exhibit 4.22 to the registrant’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on May 12, 2016)

99.3	Form of Individual Non-Executive Director Restricted Stock Unit (RSU) Agreement (incorporated by reference to Exhibit 4.33 to the registrant’s Annual Report on Form 20-F (File No. 001-36866), filed with the Securities and Exchange Commission on April 13, 2018)

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on this 21st day of May, 2020.

SUMMIT THERAPEUTICS PLC

By:	/s/ Robert W. Duggan
Robert W. Duggan
Chief Executive Officer; Executive Chairman

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Summit Therapeutics plc, hereby severally constitute and appoint Robert W. Duggan and Melissa Strange, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Summit Therapeutics plc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. Duggan Robert W. Duggan	Chief Executive Officer; Executive Chairman (Principal Executive Officer)	May 21, 2020

/s/ Melissa Strange Melissa Strange	Vice President of Finance (Principal Financial and Accounting Officer)	May 21, 2020

/s/ Dr. Ventzislav Stefanov Dr. Ventzislav Stefanov	Executive Director	May 21, 2020

/s/ Dr. Elaine Stracker Dr. Elaine Stracker	Executive Director	May 21, 2020

/s/ Glyn Edwards Glyn Edwards	Non-Executive Director	May 21, 2020

/s/ Manmeet Soni Manmeet Soni	Non-Executive Director	May 21, 2020

/s/ Rainer Erdtmann Rainer Erdtmann	Non-Executive Director	May 21, 2020

SUMMIT THERAPEUTICS PLC Authorized Representative in the United States

By:	/s/ Michelle Avery
Name:	Michelle Avery
Title:	Senior Director, Investor Relations & Patient Engagement